Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-178920), the Registration Statement on Form S-8 (File No. 333-193017)  and the Registration Statement on form S-3 (File No. 333-185853) and any amendments thereto (collectively, the “Registration Statements”) of Sanchez Energy Corporation (File No. 001-35372) (“Sanchez”) of all references to our firm, and to the use and inclusion of our report, dated May 9, 2014 with respect to the estimates of reserves and future net revenues attributable to the Catarina assets as of December 31, 2013, included in this Current Report on Form 8-K. We further consent to the reference to our firm as experts in the Registration Statements.

RYDER SCOTT COMPANY, L.P.

TBPE Firm Registration No. F-1580

Houston, Texas
June 11, 2014